Exhibit 99.1

Callisto Pharmaceuticals Opens First Site for Phase II Clinical Trial of Atiprimod in Advanced Carcinoid Cancer Patients

Company Anticipates Opening Additional Sites in Near Future

NEW YORK, Oct. 18 /PRNewswire-FirstCall/ — Callisto Pharmaceuticals, Inc. (Amex: KAL - News; FWB: CA4), a developer of new drug treatments in the fight against cancer and other major health threats, announced today the official opening of its first clinical site for its Phase II clinical trial of Atiprimod to treat low to intermediate grade neuroendrocrine carcinoma (advanced carcinoid cancer). The site, Hematology Oncology Services of Arkansas in Little Rock, Arkansas, which is headed by Principle Investigator Dr. Brad Balz, specializes in the treatment of solid tumors, and is presently screening patients for entry into the trial. Further details of this trial can be found at http://www.clinicaltrials.gov. Several other major cancer centers are currently in the process of reviewing the trial protocol and the Company anticipates that they will open in the near future.

We are very excited to have opened the Arkansas site, and are looking forward to rapidly enrolling patients. This clinical trial will enable us to build on what was observed in a small number of carcinoid patients that gave promising data in an earlier Phase I clinical study of advanced cancer patients at the M.D. Anderson Cancer Center,” said Dr. Donald Picker, Callisto’s Executive Vice President of Research and Development. “There is no approved effective treatment for these relapsed advanced carcinoid patients who many times also continue to have debilitating symptoms related to this disease. Any possible treatment would be a major advance for these patients.”

“Providing new and safer options to treat patients with advanced cancers such as metastatic carcinoid tumors makes this an exciting time to be practicing medicine,” comments Dr. Balz of Hematology Oncology Services. “Historically, I have only been able to offer symptom management to carcinoid patients. This clinical trial of Atiprimod will offer new hope for treatment of patients with this debilitating cancer.”

Atiprimod is an orally bio-available small molecule drug that displays multiple mechanisms of action. The drug is presently in a Phase I/IIa human clinical trial in relapsed or refractory multiple myeloma patients, and in a Phase I/IIa trial in advanced cancer patients. Callisto earlier announced in June, 2006 interim data from the Phase I trial of Atiprimod in advanced cancer patients. The patients who were entered into this trial had growing tumors and symptoms that were no longer controlled by the standard therapies utilized. During treatment, three of the five advanced carcinoid patients had measurable tumor regressions and loss of many of the debilitating symptoms of this disease.

About Callisto Pharmaceuticals, Inc.

Callisto is a biopharmaceutical company focused on the development of new drugs to treat various forms of cancer and other serious afflictions. Callisto’s drug candidates in development currently include anti-cancer agents in clinical development, in addition to drugs in pre-clinical development for other significant health care markets, including ulcerative colitis. One of the Company’s lead drug candidates, L-Annamycin, is being developed as a treatment for forms of relapsed acute leukemia, a currently incurable blood cancer. Callisto initiated a clinical trial of L-Annamycin in adult relapsed acute lymphocytic leukemia patients in 4Q 2005. L-Annamycin, a new compound from the anthracycline family of proven anti-cancer drugs, has a novel therapeutic profile, including activity against resistant diseases and significantly reduced cardiotoxicity, or damage to the heart, compared to currently available drug alternatives. Another anti-cancer drug, Atiprimod, is in development to treat relapsed multiple myeloma, a blood cancer, and advanced carcinoid cancer. Atiprimod is presently in Phase I/IIa human clinical trials in relapsed multiple myeloma patients, and advanced cancer patients, respectively. Callisto also has drugs in preclinical development for gastro-intestinal inflammation, and cancer. Callisto has exclusive worldwide licenses from AnorMED Inc. and M.D. Anderson Cancer Center to develop, manufacture, use and sell Atiprimod and L-Annamycin, respectively. Callisto is also listed on the Frankfurt Stock Exchange under the ticker symbol CA4. More information is available at http://www.callistopharma.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking. Such statements are indicated by words such as “expect,” “should,” “anticipate” and similar words indicating uncertainty in facts and figures. Although Callisto believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. As discussed in the Callisto Pharmaceuticals Annual Report on Form 10-K/A for the year ended December 31, 2005, and other periodic reports, as filed with the Securities and Exchange Commission, actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: uncertainties associated with product development, the risk that products that appeared promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that Callisto will not obtain approval to market its products, the risks associated with dependence upon key personnel and the need for additional financing.